AMENDMENT TO BY-LAW NO. 1

Amendment to the by-laws relating generally to the conduct of the business and affairs of **SINOMAR CAPITAL CORP.**

(hereinafter called the "Corporation").

Part Vof By-Law No. 1 is amended by adding Section 5.13 as follows:

> "5.13 Written Acknowledgement: Each shareholder is entitled, without charge, to a non-transferable written acknowledgment of the shareholder's right to obtain a share certificate."

ENACTED this 31st day of December, 2009.

Secretary

CONFIRMED BY THE SHAREHOLDERS IN ACCORDANCE WITH THE ACT, the 1st day of February, 2010.

Secretary

C:\SERVER\SERVER FILES\MSM\COMPANY\SINOMAR\AGM10\AMEN BY-LAW NO 1.DOC